NEWS RELEASE

REVENUE EXPECTED TO EXCEED $18 MILLION FOR 2012 FOURTH QUARTER

Revenue Growth Driven by Direct Sales to End-Users in North America

IRVINE, CA (January 7, 2013) — BIOLASE, Inc. (NASDAQ: BIOL), the world’s leading dental laser manufacturer and distributor, announced today that, based on a preliminary review of its financial performance for the fourth quarter ended December 31, 2012, the Company expects to exceed its previous guidance and report net revenue in excess of $18 million.

Federico Pignatelli, Chairman and CEO of BIOLASE, said, “We are very pleased with the strong growth in our core dental laser products and the trends that are accelerating with the adoption of our WaterLase® technology and diode laser systems.  Our strong revenue growth in the 2012 fourth quarter compared to the prior year period was primarily due to the increased demand for our flagship WaterLase iPlus™ and our new EPIC 10™ soft tissue diode laser. Revenues were also bolstered by sales of our mid-priced WaterLase products and our digital imaging products, including the initial sales of our CAD/CAM systems.”

“After closing 2012 on a strong note, we are very excited to look ahead to 2013 and beyond as we expect a substantial acceleration in the adoption of lasers, specifically our core WaterLase technology, in dental practices around the world over the next three to five years. We are very confident that all-tissue lasers will become the standard of care in dental practices worldwide. Furthermore, as we move forward in 2013 we do not expect to be troubled with the multitude of extraneous issues that we faced throughout our challenging turnaround, including exiting our exclusive global distribution relationship with Henry Schein, Inc. (NASDAQ: HSIC), and moving to a direct sales model in North America and multi-distributor model internationally,” concluded Pignatelli.

About WaterLase
BIOLASE’s patented WaterLase technology combines its proprietary 2,780nm YSGG laser energy, air, and water that all emanate from its patented hand piece to symbiotically excite water molecules from within both the spray and the target tissue. This results in a biological ablation of both hard- and soft-tissue. Currently, BIOLASE offers several variations of WaterLase laser systems, including the flagship iPlus, the mid-priced MDX™ 450 and 300, and certified pre-owned MD Turbos™.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate approximately 290 patented and patent-pending technologies designed to provide biological treatment and clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment and CAD/CAM systems. BIOLASE has sold more than 21,000 lasers. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at twitter.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

For further information, please contact:
Lisa Wilson
In-Site Communications, Inc.
212-759-3929